Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  October 26, 2010
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference as Exhibit 99.1 the attached news release dated October 26, 2010 discussing Ford's preliminary third quarter 2010 financial results.

On October 26, 2010, Ford will conduct two conference calls to review preliminary third quarter 2010 financial results.  Beginning at 9:00 a.m., Ford's President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Lewis Booth will host a presentation for the investment community and news media.  Investors may access this presentation by dialing 866-515-2909 (or 1-617-399-5123 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Vice President and Controller Bob Shanks, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Vice Chairman and Chief Financial Officer K.R. Kent will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing 866-318-8613 (or 1-617-399-5132 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors may also access replays of the presentations after 1:00 p.m. on the day of the event through Tuesday, November 2, 2010 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 69678747; the passcode for replays of the fixed income call is 74222884.  All times referenced above are in Eastern Time.

Please note that Exhibit 99.1 to this Form 8-K discusses various financial measures "excluding special items" and/or with other adjustments.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") are these same measures including special items and/or without adjustments.  We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99.1 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents and net marketable securities).  We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash.  The most comparable U.S. GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable U.S. GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities).

Item 8.01. Other Events.

Ford hereby incorporates by reference as Exhibit 99.2 the attached news release dated October 26, 2010 detailing conversion offers being launched today in respect of its senior convertible debt securities.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99.1	News Release dated October 26, 2010 related to Ford's preliminary third quarter 2010 financial results	Filed with this Report

Exhibit 99.2	News Release dated October 26, 2010 related to conversion offers in respect of Ford's senior convertible debt securities	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: October 26, 2010	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99.1	News Release dated October 26, 2010 related to Ford's preliminary third quarter 2010 financial results

Exhibit 99.2	News Release dated October 26, 2010 related to conversion offers in respect of Ford's senior convertible debt securities

Exhibit 99.1

Contact:	Media: John Stoll 1.313.594.1106 jstoll1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Shawn Ryan 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD POSTS THIRD QUARTER 2010 NET INCOME OF $1.7 BILLION; ANNOUNCES ADDITIONAL DEBT REDUCTION ACTIONS+

•
Ford reports third quarter net income of $1.7 billion, or 43 cents per share, a $690 million improvement from third quarter 2009. Pre-tax operating profit totaled $2.1 billion, or 48 cents per share, a $1.1 billion improvement from third quarter 2009++

•
Ford is announcing further actions to reduce Automotive debt and strengthen its balance sheet, including further paying down its revolving credit line by $2 billion; plans to use cash to fully prepay the remaining $3.6 billion of debt owed to the VEBA retiree health care trust; and conversion offers on two convertible debt securities

•	Ford now expects its Automotive cash to be about equal to its debt by year end, earlier than previously expected. This will be an improvement of $8 billion to $9 billion from the end of last year

•	Ford ended the quarter with $23.8 billion of Automotive gross cash and total liquidity of $29.4 billion. Automotive operating-related cash flow was $900 million positive

•	Revenue for the quarter totaled $29 billion, a decline of $1.3 billion from third quarter 2009; excluding Volvo revenue from 2009, revenue increased $1.7 billion ++

•	Ford Automotive operations posted a third quarter pre-tax operating profit of $1.3 billion, a $953 million improvement from third quarter 2009++

•	Ford North America reported third quarter pre-tax operating profit of $1.6 billion, a $1.3 billion improvement from third quarter 2009

•	Ford Credit reported third quarter pre-tax operating profit of $766 million, an $89 million improvement from third quarter 2009, and provided Ford with a $1 billion distribution during the quarter

•	Ford will deliver solid profits in 2010 with positive Automotive operating-related cash flow, and continued improvement in 2011

Financial Results Summary+	Third Quarter			First Nine Months
	2009	2010	B/(W) 2009	2009	2010	B/(W) 2009

Wholesales (000) ++	1,238	1,253	15	3,418	3,924	506
- Memo: Excl. Volvo in 2009 (000)			91			730
Revenue (Bils.) ++	$30.3	$29.0	$(1.3)	$81.5	$88.4	$6.9
- Memo: Excl. Volvo in 2009 (Bils.)			1.7			15.4

Operating results
Pre-tax results (Mils.) ++	$1,002	$2,055	$1,053	$(1,577)	$7,007	$8,584
After-tax results (Mils.) +++	871	1,912	1,041	(1,560)	6,377	7,937
Earnings per share +++	0.26	0.48	0.22	(0.54)	1.61	2.15

Special items pre-tax (Mils.)	$110	$(168)	$(278)	$3,268	$(138)	$(3,406)

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$997	$1,687	$690	$1,831	$6,371	$4,540
Earnings per share	0.29	0.43	0.14	0.61	1.61	1.00

Automotive gross cash (Bils.)	$23.2	$23.8	$0.6	$23.2	$23.8	$0.6
See end notes on page 10.

DEARBORN, Mich., Oct. 26, 2010 – Ford Motor Company [NYSE: F] today reported third quarter net income of $1.7 billion, or 43 cents per share, a $690 million improvement from third quarter 2009, as strong products, momentum in North America and continued success at Ford Credit fueled growth amid still-challenging business conditions.

Excluding special items, Ford reported a pre-tax operating profit of $2.1 billion, or 48 cents per share, an improvement of $1.1 billion from a year ago. Ford has posted pre-tax operating profits for five consecutive quarters.

Ford’s third quarter revenue was $29 billion, a decline of $1.3 billion from the same period a year ago. Excluding Volvo revenue from 2009, Ford’s revenue in the third quarter was up $1.7 billion compared with the same period a year ago.

Ford North America posted a third quarter pre-tax operating profit of $1.6 billion, a $1.3 billion improvement from third quarter 2009. The company is on track to gain full-year market share in the U.S. for the second straight year, marking the first time since 1993 that Ford has achieved consecutive annual increases.

Ford also announced Automotive debt reduction actions to strengthen the balance sheet, including further paying down its revolving credit line by $2 billion in the third quarter; prepayment of the remaining $3.6 billion of debt owed to the VEBA retiree health care trust by the end of October; and conversion offers on two convertible debt securities in the fourth quarter.

“This was another strong quarter and we continue to gain momentum with our One Ford plan,” said Ford President and CEO Alan Mulally. “Delivering world class products and aggressively restructuring our business has enabled us to profitably grow even at low industry volumes in key regions.

“The key drivers for improvement in 2011 will be our growing product strength, a gradually strengthening economy and an unrelenting focus on improving the competitiveness of all our operations,” Mulally added.

Automotive operating-related cash flow was $900 million positive in the third quarter, primarily reflecting pre-tax operating profits. Ford finished the third quarter with $23.8 billion in Automotive gross cash, an increase of $1.9 billion since the second quarter. Including available credit lines, total Automotive liquidity was $29.4 billion at the end of the quarter.

The $2 billion revolver payment, made on Sept. 9, lowers Ford’s interest expense without impacting its overall liquidity. As of Sept. 30, Ford’s total Automotive debt was $26.4 billion.

On Friday, Ford will use cash to fully prepay the remaining $3.6 billion of debt it owes the VEBA retiree health care trust. This will lower ongoing annual interest expense by about $330 million. Including the VEBA payment in the fourth quarter, Ford will have reduced its total Automotive debt by $10.8 billion from year-end 2009, which will decrease its ongoing annual interest expense by about $800 million.

In addition, Ford has launched conversion offers for its senior convertible debt securities, of which $3.5 billion is outstanding and $2.6 billion is carried as debt on its Sept. 30, 2010 balance sheet. Holders will be offered a cash premium as an inducement for them to convert the debt into shares of Ford common stock.

Ford’s debt and interest expense will be reduced to the extent holders elect to accept the conversion offers. Completion of the conversion offers, however, will result in fourth quarter special items charges associated with the cash premium and the non-cash loss related to the debt retirement. Any shares issued under these conversion offers are already reflected in Ford’s fully diluted earnings per share calculation.

Even without the benefit of these conversion offers, Ford now expects its Automotive cash to be about equal to its debt by year end, earlier than previously expected. This will be an improvement of $8 billion to $9 billion from the end of last year.

“Our performance through the first nine months has clearly exceeded our initial expectations and is enabling us to make additional significant balance sheet improvements in the fourth quarter,” said Lewis Booth, Ford executive vice president and chief financial officer. “We are now in a period where we are focusing on growing the business profitably around the world following the hard work that has been done by the entire Ford team to fix the fundamentals of the business.”

The following discussion of third quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive cost changes is measured primarily at prior-year exchange, and excludes special items and discontinued operations. In addition, costs that vary directly with volume, such as material, freight, and warranty costs are measured at prior-year volume and mix.

THIRD QUARTER 2010 HIGHLIGHTS
•	Announced plan with joint venture partners in China to invest $500 million for a new engine plant in Chongqing that will more than double capacity
•	Announced Ford and Mazda will invest $350 million in the AutoAlliance Thailand joint venture compact pickup plant in Thailand
•	Announced plan to launch eight new vehicles in India by mid-decade and export Ford Figo from India to 50 markets
•	As a result of competitive agreements at several U.S. plants, Ford is bringing in-house approximately 2,000 hourly jobs
•	Completed sale of Volvo Car Corporation to Zhejiang Geely Holding Group as the company continues to implement its One Ford plan
•	Continued actions to reduce debt by paying down $2 billion of the drawn amount of the revolving credit line
•
Revealed the full family of Focus body styles at the Paris Motor Show, including the global Focus ST, and SYNC for Europe. The new Focus will roll out in North America, Europe and Asia Pacific Africa starting next year

•	The new Ford Edge and Lincoln MKX went on sale in North America with MyFord Touch and MyLincoln Touch technology
•	Launched sales of the Fiesta in Thailand in September as Ford continued introducing the vehicle across Asia and the Americas
•	Unveiled reinvented Explorer SUV with more than 30 percent fuel economy improvement over current model. Explorer will go on sale in North America later this year
•	Announced new family of F-150 powertrains that will deliver improved fuel economy and capability
•	Launched sale of all-new C-MAX and freshened Mondeo in Europe
•	2010 U.S. model lineup earned eight Top Safety Picks from the Insurance Institute for Highway Safety. Ford has the most Top Safety Picks of any automaker
•	Reported a 9 percent sales increase in the U.S. and gained 1.3 percentage points of market share, including strong performances from F-Series, Taurus, Fiesta and Edge
•	Ford of Canada continued to maintain leadership in the market, posting a 2.3 percentage point market share increase and its best September performance in more than 30 years
•	Posted a 28 percent sales increase in Asia Pacific Africa, including a 14 percent increase in China led by Fiesta demand and a 190 percent increase in India led by sales of the new Ford Figo

AUTOMOTIVE SECTOR
Automotive Sector*	Third Quarter			First Nine Months
	2009	2010	B/(W) 2009	2009	2010	B/(W) 2009
Wholesales (000)	1,238	1,253	15	3,418	3,924	506
- Memo: Excl. Volvo in 2009 (000)			91			730
Revenue (Bils.)	$27.3	$26.7	$(0.6)	$71.9	$80.9	$9.0
- Memo: Excl. Volvo in 2009 (Bils.)			2.4			17.5
Pre-tax results (Mils.)	$341	$1,294	$953	$(2,771)	$4,556	$7,327
* excludes special items; 2010 wholesales, revenues, and operating results exclude Volvo, which is reported as a special item; 2009 results include Volvo

For the third quarter of 2010, Ford’s worldwide Automotive sector reported a pre-tax operating profit of $1.3 billion, compared with a profit of $341 million a year ago. The improvement primarily reflects favorable volume and mix, net pricing and exchange, offset partially by higher costs, including higher structural costs to support volume and growth of product plans and higher commodity costs.

Compared with a profit of $2.1 billion in the second quarter of 2010, Automotive sector pre-tax operating profit decreased by $800 million, explained primarily by lower volume and unfavorable exchange, offset partially by favorable net pricing and lower net interest expense as a result of Ford's debt reduction actions.

Total vehicle wholesales in the third quarter were 1.3 million units. Excluding Volvo from 2009, the wholesale increase was 91,000 units. Worldwide Automotive revenue in the third quarter was $26.7 billion, down from $27.3 billion a year ago. Excluding Volvo from 2009, Automotive revenue increased by $2.4 billion.

North America: For the third quarter, Ford North America reported a pre-tax operating profit of $1.6 billion, compared with a profit of $314 million a year ago. The year-over-year increase was explained primarily by favorable volume and mix and net pricing. Third quarter revenue was $16.2 billion, up from $13.4 billion a year ago.

South America: For the third quarter, Ford South America reported a pre-tax operating profit of $241 million, compared with a profit of $247 million a year ago. The year-over-year decrease was explained primarily by higher commodity costs, offset partially by favorable net pricing. Third quarter revenue was $2.5 billion, up from $2.1 billion a year ago.

Europe: For the third quarter, Ford Europe reported a pre-tax operating loss of $196 million, compared with a profit of $131 million a year ago. The year-over-year decline primarily reflects lower industry volume and market share and higher costs, including structural costs to support product launch and engineering spending and higher commodity costs. Third quarter revenue was $6.2 billion, down from $7.3 billion a year ago.

Asia Pacific Africa: For the third quarter, Ford Asia Pacific Africa reported a pre-tax operating profit of $30 million, compared with a profit of $22 million a year ago. The year-over-year increase is explained primarily by higher industry volume and material cost reductions, offset partially by higher structural costs to support investment in Ford’s product and growth plans and market mix shifts from mature to emerging markets. Third quarter revenue was $1.8 billion, up from $1.5 billion a year ago.

Other Automotive: Other Automotive consists primarily of interest and financing-related costs, and resulted in a third quarter pre-tax loss of $369 million, explained primarily by net interest expense of $346 million.

FINANCIAL SERVICES SECTOR
Financial Services Sector*	Third Quarter			First Nine Months
	2009	2010	B/(W) 2009	2009	2010	B/(W) 2009
Revenue (Bils.)	$3.0	$2.3	$(0.7)	$9.6	$7.5	$(2.1)
Ford Credit pre-tax results (Mils.)	$677	$766	$89	$1,287	$2,482	$1,195
Other Financial Services pre-tax results (Mils.)	(16)	(5)	11	(93)	(31)	62
Financial Services pre-tax results (Mils.)	$661	$761	$100	$1,194	$2,451	$1,257

* excludes special items

For the third quarter, the Financial Services sector reported a pre-tax operating profit of $761 million, compared with a profit of $661 million a year ago.

Ford Motor Credit Company: For the third quarter, Ford Credit reported a pre-tax operating profit of $766 million, compared with a profit of $677 million a year ago. The year-over-year increase primarily reflects a lower provision for credit losses and lower depreciation expense for leased vehicles, offset partially by lower volume and the non-recurrence of prior-year net gains related to unhedged currency exposures.

OUTLOOK
Ford said it continues to make progress on all four pillars of its plan:
•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

Ford expects fourth quarter 2010 production to be up 27,000 units compared with year-ago levels. Fourth quarter production will be up 89,000 units compared to third quarter 2010 production, reflecting the normal seasonal increase following summer shutdowns, as well as new product launches and projected industry growth as economic conditions improve. Overall, Ford’s production plans are consistent with its strategy to match supply to demand.

Ford expects full-year 2010 U.S. industry volume to be 11.6 million units. In the 19 markets Ford tracks in Europe, full-year industry volume is expected to be 15 million units.

Each of Ford’s regions is on track to improve quality compared with a year ago, based on the latest Global Quality Research System surveys.

In the first nine months of 2010, Automotive structural costs were $700 million higher than a year ago, and commodity costs were $750 million higher. Ford expects full-year Automotive structural and commodity costs each to be about $1 billion higher than a year ago. The higher Automotive structural costs support volume and growth of Ford’s product plans. As a percentage of revenue, Ford’s cost structure continues to improve.

Ford expects both its full-year U.S. market share and share of the U.S. retail market to improve compared with a year ago. Europe market share is expected to be down compared to a year ago and Ford expects full-year market share to be consistent with year-to-date performance of 8.6 percent.

Capital expenditures were $2.8 billion in the first nine months. Ford now expects full-year spending to be about $4 billion as the company continues to realize efficiencies from its global product development processes while keeping its product plans on track.

Ford expects to continue to deliver solid results in the fourth quarter with each of its operations being profitable and expects fourth quarter Automotive operating-related cash flow to be positive.

Ford Credit’s full-year 2010 profits will be higher than 2009, although the company expects its fourth quarter profits to be lower compared with recent quarters because of smaller expected improvements in the provision for credit losses and depreciation expense for leased vehicles.

Overall, Ford will deliver solid profits and positive Automotive operating-related cash flow for 2010, providing a solid foundation for continuing growth.

2011 Outlook
Ford expects to build upon its performance this year with continued improvement in 2011 in total Company profitability and Automotive operating-related cash flow. This includes improvement in its Automotive operations, driven primarily by growing product strength with new vehicles, continued productivity improvements and the gradually strengthening global economy.

In addition, Ford expects each of its Automotive operations to be profitable in 2011. Ford also expects solid profitability for Ford Credit in 2011, although at a lower level than 2010, reflecting primarily the non-recurrence of lower lease depreciation expense and non-recurrence of credit loss reserve reductions of the same magnitude as 2010.

Global industry volume for 2011 is expected to grow from the 2010 level.

“The entire global Ford team remains focused on continuously improving our core operations and expanding the business in key growth regions of the world,” Mulally said. “Our plan is to continue to improve our competitiveness to deliver profitable growth for all.”

Ford’s 2010 planning assumptions regarding the industry and operating metrics include the following:

Total Company
2010 Planning Assumptions and Operational Metrics
	Full Year	First	Full Year
	Plan	Nine Months	Outlook

Planning Assumptions
Industry volume (SAAR)* -- U.S. (Mils.)	11.5 to 12.5	11.5	11.6
-- Europe (Mils.)**	13.5 to 14.5	15.2	15.0

Operational Metrics
Compared with prior year
- Quality	Improve	Improved	On Track

- Automotive structural costs***	Somewhat Higher	$700 Million	About $1 Billion
		Higher	Higher

- U.S. market share (Ford, Lincoln, and Mercury)	Equal / Improve	16.4%	Improve
U.S. retail share of retail market****	Equal / Improve	14.1%	Improve
- Europe market share**	Equal	8.6%	About 8.6%

Absolute amount
- Automotive operating-related cash flow	Positive	$3.4 Billion	On Track
- Capital spending	$4.5 to $5 Billion	$2.8 Billion	About $4 Billion

We Will Deliver Solid Profits In 2010 With Positive Automotive Operating-Related Cash Flow, and Continued Improvement In 2011
*	Includes medium and heavy trucks
**	European 19 markets we track
***	Structural cost changes are measured primarily at prior-year exchange, and exclude special items and discontinued operations
****	Estimate

Ford’s production volumes are shown below:

Production Volumes*	Third Quarter		Fourth Quarter
	Actual		Forecast
		O / (U)		O / (U)
	2010	2009	2010	2009
	(000)	(000)	(000)	(000)
North America	586	96	590	16

South America	113	(2)	124	-

Europe	352	(33)	400	(57)

Asia Pacific Africa	207	54	233	68

Total	1,258	115	1,347	27

*	Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] releases its preliminary third quarter 2010 financial results at 7 a.m. EDT today.  The following briefings will be conducted after the announcement:

•
At 9 a.m. EDT, Alan Mulally, Ford president and CEO, and Lewis Booth, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media to discuss the third quarter results.

•
At 11 a.m. EDT, Bob Shanks, Ford vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, vice chairman and chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Tuesday, October 26
Earnings Call: 9 a.m. EDT
Toll Free: 866-515-2909
International: +1 617-399-5123
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EDT
Toll Free: 866-318-8613
International: +1 617-399-5132
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 1 p.m. EDT the day of the event through Nov. 2

www.shareholder.ford.com
Toll Free: 888-286-8010
International: +1 617-801-6888

Passcodes:
Earnings: 69678747
Fixed Income: 74222884

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 163,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford, Lincoln and Mercury, production of which has been announced by the company to be ending in the fourth quarter of 2010. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  As a result of the sale of Volvo, 2010 results for Volvo are being reported as special items and excluded from wholesales, revenue and operating results; 2009 results include Volvo unless otherwise indicated.  As disclosed last quarter, the new accounting standard for variable interest entity consolidation, effective Jan. 1, 2010, required Ford to deconsolidate many of its joint ventures. In addition to 2010 results reflecting this new standard, 2009 results throughout this document have been adjusted to reflect the deconsolidation of many of Ford’s joint ventures, with Ford’s joint venture in Turkey, Ford Otosan, being the most significant. For wholesale unit sales and production volumes, amounts include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the October 26, 2010 conference calls at www.shareholder.ford.com for discussion of wholesale unit volumes. Discussion of overall Automotive cost changes is at constant exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at constant volume and mix (generally, by holding constant prior-year levels).  See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables following “Safe Harbor/Risks Factors” reconciliation of Automotive gross cash and operating-related cash flow to GAAP.

++	Excludes special items.
+++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events, or other factors;
•	Decline in market share;
•	Lower-than-anticipated market acceptance of new or existing products;
•
An increase in or acceleration of market shift beyond our current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	A prolonged disruption of the debt and securitization markets;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of production;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Restriction on use of tax attributes from tax law "ownership change;"
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products, perceived environmental impacts, or otherwise;
•
A change in our requirements for parts or materials where we have long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives related to capital investments;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our 2009 Form 10-K Report.

REVENUE RECONCILIATION TO GAAP

	Third Quarter		First Nine Months
	2009	2010	2009	2010
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

North America	$13.4	$16.2	$34.1	$47.2
South America	2.1	2.5	5.3	7.1
Europe	7.3	6.2	20.1	21.4
Asia Pacific Africa	1.5	1.8	3.9	5.2
Subtotal (excl. Volvo)	$24.3	$26.7	$63.4	$80.9
Volvo	3.0	-	8.5	-
Total Automotive (excl. special items)	$27.3	$26.7	$71.9	$80.9
Special items -- Volvo	-	0.9	-	8.1
Total Automotive	$27.3	$27.6	$71.9	$89.0
Financial Services	3.0	2.3	9.6	7.5
Total Company	$30.3	$29.9	$81.5	$96.5

Memo:
Total Company (excl. Volvo)	$27.3	$29.0	$73.0	$88.4

NET INCOME / (LOSS) RECONCILIATION TO GAAP

	Third Quarter		First Nine Months
		B /(W)		B /(W)
	2010	2009	2010	2009
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

Pre-tax results (excl. special items)	$2,055	$1,053	$7,007	$8,584
Special items*	(168)	(278)	(138)	(3,406)
Pre-tax results (incl. special items)	$1,887	$775	$6,869	$5,178

(Provision for) / Benefit from income taxes	(199)	(100)	(500)	(643)
Income / (Loss) from continuing operations	$1,688	$675	$6,369	$4,535

Income / (Loss) from discontinued operations	-	-	-	(5)
Net income / (loss)	$1,688	$675	$6,369	$4,530
Less: Income / (Loss) attributable to non-controlling interests	1	(15)	(2)	(10)
Net income / (loss) attributable to Ford	$1,687	$690	$6,371	$4,540

*	Special items detailed in table on page 15.

INCOME / (LOSS) FROM CONTINUING OPERATIONS

	Third Quarter		First Nine Months
	2009	2010	2009	2010
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

North America	$314	$1,588	$(1,250)	$4,739
South America	247	241	396	729
Europe	131	(196)	(397)	233
Asia Pacific Africa	22	30	(102)	166
Volvo	(136)	-	(622)	-
Other Automotive	(237)	(369)	(796)	(1,311)
Total Automotive (excl. special items)	$341	$1,294	$(2,771)	$4,556
Special items -- Automotive*	101	(168)	3,349	(138)
Total Automotive	$442	$1,126	$578	$4,418
Financial Services (excl. special items)	$661	$761	$1,194	$2,451
Special items -- Financial Services*	9	-	(81)	-
Total Financial Services	$670	$761	$1,113	$2,451
Pre-tax results	$1,112	$1,887	$1,691	$6,869
(Provision for) / Benefit from income taxes	(99)	(199)	143	(500)
Income / (Loss) from continuing operations	$1,013	$1,688	$1,834	$6,369
Income / (Loss) from discontinued operations	-	-	5	-
Net income / (loss)	$1,013	$1,688	$1,839	$6,369
Less: Income / (Loss) attributable to non-controlling interests	16	1	8	(2)
Net income / (loss) attributable to Ford	$997	$1,687	$1,831	$6,371

Memo: Excluding special items
Pre-tax results	$1,002	$2,055	$(1,577)	$7,007
(Provision for) / Benefit from income taxes	(115)	(142)	25	(632)
Less: Income / (Loss) attributable to non-controlling interests	16	1	8	(2)
After-tax results	$871	$1,912	$(1,560)	$6,377

*	Special items detailed in table on page 15.

SPECIAL ITEMS

	Third Quarter		First Nine Months
	2009	2010	2009	2010
	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Personnel and Dealer-Related Items:
Automotive Sector
Personnel-reduction actions	$(49)	$(1)	$(482)	$(118)
Mercury discontinuation / Other dealer actions	(13)	(43)	(105)	(290)
Job Security Benefits / Other	(98)	11	(72)	83
Total Personnel and Dealer-Related Items - Automotive Sector	$(160)	$(33)	$(659)	$(325)
Other Items:
Automotive Sector
Sale of Volvo and related charges	$160	$(102)	$(373)	$180
Foreign subsidiary liquidations -- foreign currency translation impact	-	(33)	(281)	(33)
Net gains on debt reduction actions	-	-	4,528	40
Other	101	-	134	-
Total Other Items - Automotive Sector	$261	$(135)	$4,008	$187
Financial Services Sector
DFO Partnership impairment / gain on sale	$9	$-	$(132)	$-
Gain on purchase of debt security	-	-	51	-
Total Other Items - Financial Services Sector	$9	$-	$(81)	$-

Total	$110	$(168)	$3,268	$(138)

Memo:

Special items impact on earnings per share*	$0.03	$(0.05)	$1.06	$-

* Includes related tax effect on special items and tax special items not detailed above.

CALCULATION OF EARNINGS PER SHARE

	Third Quarter		First Nine Months
		After-Tax		After-Tax
	Net Income	Oper. Results	Net Income	Oper. Results
	Attributable	Excl. Special	Attributable	Excl. Special
	to Ford*	Items**	to Ford*	Items**
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

Numerator
After-tax results	$1,687	$1,912	$6,371	$6,377
Impact on income from assumed exchange of convertible notes and
convertible trust preferred securities	101	101	304	304
Income for EPS	$1,788	$2,013	$6,675	$6,681

Denominator
Average shares outstanding***	3,446	3,446	3,408	3,408
Net issuable shares, primarily warrants and restricted stock units	193	193	197	197
Convertible notes	372	372	372	372
Convertible trust preferred securities	163	163	163	163
Average shares for EPS	4,174	4,174	4,140	4,140

EPS	$0.43	$0.48	$1.61	$1.61

*
Our diluted EPS calculation no longer reflects potential shares issuable to satisfy our VEBA Note B obligation, consistent with our intent to prepay the remainder of this obligation in cash.  As announced, we intend to prepay this obligation in cash on October 29, 2010

**	Excludes Income / (Loss) attributable to non-controlling interests and the effect of discontinued operations; see special items detail on page 15
***	Shares are net of the restricted and uncommitted ESOP shares

AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP

	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,
	2009	2009	2010	2010	2010
	(Bils.)	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$9.6	$9.7	$12.8	$8.7	$9.0
Marketable securities*	14.5	15.2	12.5	13.2	14.9
Total cash and marketable securities	$24.1	$24.9	$25.3	$21.9	$23.9

Securities in transit**	(0.2)	-	-	-	(0.1)
UAW-Ford Temporary Asset Account / Other***	(0.7)	-	-	-	-
Gross cash	$23.2	$24.9	$25.3	$21.9	$23.8

*
Included at September 30, 2010 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $229 million; the estimated fair value of these securities is $228 million.  Also included are Mazda marketable securities with a fair value of $472 million.  For similar datapoints for the other periods listed here, see our prior period SEC reports

**	The purchase or sale of marketable securities for which the cash settlement was not made by period end and for which there was a payable or receivable recorded on the balance sheet at period end
***	Amount transferred to UAW-Ford TAA that, due to consolidation, was shown in cash and marketable securities

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP

	Third Quarter		First Nine Months
		B /(W)		B /(W)
	2010	2009	2010	2009
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations*	$1.6	$(0.7)	$4.6	$5.6

Items included in operating-related cash flows
Capital expenditures	(0.9)	-	(2.8)	0.2
Net cash flows from non-designated derivatives	(0.1)	-	(0.3)	(0.2)

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	-	(0.2)	0.2	(0.5)
Pension contributions	0.1	-	0.8	-
Tax refunds and tax payments from affiliates	-	0.2	-	0.5
Other**	0.2	0.5	0.9	1.5
Operating-related cash flows	$0.9	$(0.2)	$3.4	$7.1

*
Adjusted to reflect the reallocation of amounts previously displayed in "Net change in intersector receivables / payables and other liabilities" on our Sector Statement of Cash Flows.  These amounts are being reallocated from a single line item to the individual cash flow line items within operating, investing, and financing activities of continuing operations on our Sector Statement of Cash Flows

**	2010 includes Volvo cash flows

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Exhibit 99.2

NEWS

Contact:	Media: John Stoll 1.313.594.1106 Jstoll1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Shawn Ryan 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FORD ANNOUNCES LAUNCH OF CONVERSION OFFERS

●
Ford Motor Company has launched conversion offers relating to its 4.25% Senior Convertible Notes due December 15, 2036 and its 4.25% Senior Convertible Notes due November 15, 2016, in which it will pay a premium in cash to induce the holders to convert convertible debt for shares of Ford’s common stock

●	Any shares issued pursuant to these conversion offers are already reflected in Ford's fully diluted earnings per share calculation

●	The conversion offers are expected to further strengthen Ford's balance sheet by reducing its Automotive debt and to reduce on-going Automotive interest expense

DEARBORN, Mich., Oct. 26, 2010 – Ford Motor Company (NYSE: F) announced today that it has launched offers under which it is offering to pay a premium in cash to induce the holders of any and all of its outstanding 4.25% Senior Convertible Notes due December 15, 2036 (the “2036 Convertible Notes”) and the holders of any and all of its outstanding 4.25% Senior Convertible Notes due November 15, 2016 (the “2016 Convertible Notes” and, together with the 2036 Convertible Notes, the “Convertible Notes”) to convert their Convertible Notes into shares of Ford’s common stock (each a “Conversion Offer” and together the “Conversion Offers”).

The 2036 Convertible Notes were issued in 2006 and the outstanding principal amount is approximately $579 million.  The conversion rate with respect to the 2036 Convertible Notes is 108.6957 shares of Ford common stock per $1,000 principal amount.

The 2016 Convertible Notes were issued in 2009 and the outstanding principal amount is $2.875 billion.  The conversion rate with respect to the 2016 Convertible Notes is 107.5269 shares of Ford common stock per $1,000 principal amount.

Holders who elect to convert their 2036 Convertible Notes into shares of Ford common stock pursuant to the applicable Conversion Offer will receive, for each $1,000 principal amount of their 2036 Convertible Notes converted, the number of shares they would be entitled to receive upon conversion (i.e., 108.6957 shares), plus a cash payment equal to $190.00, plus accrued and unpaid interest.

Holders who elect to convert their 2016 Convertible Notes into shares of Ford common stock pursuant to the applicable Conversion Offer will receive, for each $1,000 principal amount of their 2016 Convertible Notes converted, the number of shares they would be entitled to receive upon conversion (i.e., 107.5269 shares), plus a cash payment equal to $215.00, plus accrued and unpaid interest.

The shares of Ford common stock that may be issued in the Conversion Offers have been included in Ford’s calculation of diluted earnings per share since the beginning of the year.

The Conversion Offers are being made on additional terms and conditions which are set forth in an offering circular dated October 26, 2010 (the “Convertible Notes Offering Circular”) and the related letter of transmittal (the “Convertible Notes Letter of Transmittal”), both of which are being made available to holders of the Convertible Notes.  Holders are urged to read the Convertible Notes Offering Circular and Convertible Notes Letter of Transmittal carefully when they become available. Copies of the Convertible Notes Offering Circular and the Convertible Notes Letter of Transmittal may be obtained from Georgeson Inc., the information agent for the Conversion Offers (the “Information Agent”), by calling toll free at 866-295-8105.

The Conversion Offers will each expire at 12:00 midnight, New York City time, at the end of Tuesday, November 23, 2010, unless extended or earlier terminated (the “Expiration Time”).  Any tendered Convertible Notes may be withdrawn prior to, but not after, the applicable Expiration Time, and withdrawn Convertible Notes may be re-tendered by a holder at any time prior to the applicable Expiration Time.

2

Consummation of the Conversion Offers is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Convertible Note Offering Circular.  Subject to applicable law, Ford may amend, extend, or terminate the Conversion Offers at any time.

Other Required Disclosure
This press release is for informational purposes only and is not an offer to purchase with respect to any securities.  The Conversion Offers are being made only by the Convertible Notes Offering Circular and the related Convertible Notes Letter of Transmittal.  Investors should read the Convertible Notes Offering Circular because it contains important information. Investors can get such documents and other filed documents for free at the Commission’s web site (www.sec.gov) or by contacting the Information Agent described below.

The Conversion Offers described in this news release are not being made in any jurisdiction in which, or to or from any person from or to whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.  In any jurisdiction where the laws require such offers to be made by a licensed broker or dealer, the Conversion Offers will be deemed to be made on behalf of Ford by one or more registered broker dealers under the laws of such jurisdiction.

Georgeson, Inc. is serving as the Information Agent for the Conversion Offers.  Persons with questions regarding the Conversion Offers should contact Georgeson at 866-295-8105 (toll free).  Requests for copies of the Convertible Notes Offering Circular or the Convertible Notes Letter of Transmittal may also be directed to Georgeson.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 163,000 employees and about 70 plants worldwide, the company’s brands include Ford, Lincoln and, until discontinued later this year, Mercury.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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